Exhibit 99.1

MICROVISION ANNOUNCES PROPOSED PUBLIC OFFERING OF

COMMON STOCK AND WARRANTS

REDMOND, Wash.— November 10, 2011—MicroVision, Inc. (Nasdaq: MVIS), the leader in innovative ultra-miniature laser display technology, today announced that it intends to offer to sell, subject to market and other conditions, shares of its common stock and warrants to purchase shares of its common stock in an underwritten public offering. Oppenheimer & Co. Inc. will act as underwriter in the offering. Microvision intends to grant the underwriter a 30-day option to purchase additional shares and warrants to cover over allotments, if any. MicroVision intends to use the net proceeds from the offering for general corporate purposes.

The securities described above are being offered by MicroVision pursuant to its registration statement on Form S-3 previously filed and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering, nor shall there be any sale of these securities in any jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering may be made only by means of the preliminary prospectus supplement and the prospectus relating to the proposed offering, copies of which may be obtained, when available, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 300 Madison Avenue, 5th Floor, New York, NY, 10017, by telephone at (212) 667-8563, or via email at EquityProspectus@opco.com.

About MicroVision

MicroVision provides the PicoP® display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays and wearable displays that interface with mobile devices. The company’s projection display engine uses highly efficient laser light sources that create vivid images with high contrast and brightness. For more information, visit us on:

Website: www.microvision.com

Blog: www.microvision.com/displayground

Twitter: www.twitter.com/microvision

Facebook: www.facebook.com/MicrovisionInc

YouTube: www.youtube.com/mvisvideo

Forward-looking Statements

Certain statements contained in this release, including those relating to MicroVision’s expectations regarding the proposed offering and use of proceeds, and those statements using words such as “expects”, “intends”, “plans”, “should”, “would”, “will” and “believe” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us; the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering, as well as other risks and uncertainties, including those detailed from time to time in our SEC filings, including our Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Additional Information

Additional information relating to MicroVision can be found on EDGAR at www.sec.gov.

Investor and Media Relations Contact:

Tiffany Bradford

(425) 882-6629

Email: tiffany_bradford@microvision.com